AXIS CAPITAL HOLDINGS LIMITED 2014 EXECUTIVE ANNUAL INCENTIVE PLAN

AXIS Capital Holdings Limited (the “Company”) has established the AXIS Capital Holdings Limited 2014 Executive Annual Incentive Plan (the “Plan”) to enable eligible employees of the Company and its subsidiaries to share in the success of the Company through the grant of cash incentive bonus awards.  The terms of the Plan are as set forth herein.

1.
Eligibility.  Any Executive Committee Member who is employed by the Company or one of its subsidiaries shall be entitled to an annual allocation from the bonus pool (as defined in Section 2) and shall be a “Participant” in the Plan from and after January 1, 2014.

2.
Target Incentive Allocation. Each Participant’s annual “Target Allocation” shall be based on the Participant’s base salary multiplied by their annual incentive target percentage, as set forth in their respective employment agreement, offer letter or other written document. This Target Allocation will then be adjusted as described in Section 3 below.

3.
Adjustment to Target Incentive Allocation.  The “Adjustment to Target Incentive Allocation,” represents an adjustment to the Target Incentive Allocation in order to determine the final payment and is based on (i) the Company’s satisfaction of a performance target linked to the Company’s annual operating return on average common equity, as established each year by the Compensation Committee of the Company’s Board of Directors (the “Committee”), (ii) the achievement by the Participant of individualized, non-financial performance metrics as determined annually by the Chief Executive Officer or Compensation Committee (in the case of the Chief Executive Officer), and (iii) for Business Unit leaders, the Business Unit’s performance as compared to the Business Unit's financial plan. In determining the Adjustment to Target Incentive Allocation, the metrics as described above are weighted based on the Participant’s role as a CEO, Business Unit leader or corporate function leader as determined by the Compensation Committee from time to time.

Each performance metric can result in a Payout Factor adjusted based on the assigned weighting.
The Adjustment to Target Incentive Allocation is the sum of each Adjusted Weighting multiplied by the Target Incentive Allocation to determine final incentive allocation for the fiscal year. The Adjusted Weighting equals the Payout Factor multiplied by the weighting.

4.
Payment.  Each Participant’s final payment shall be paid in the calendar year following the applicable fiscal performance year of the Company, after the amount has been determined by the Committee. If a Participant’s employment with the Company and its subsidiaries terminates prior to the payment date for any reason, such Participant’s eligibility under the Plan shall cease and the final payment shall be forfeited as of the termination date and the Participant shall have no further rights to payments under the Plan, except to the extent of any contractual obligation to the Participant made by the Company or any of its subsidiaries.

5.	Clawback. Any incentive compensation award hereunder is subject to recoupment, at the Committee’s discretion, under the Company’s executive compensation recoupment, or “clawback,” policy.

6.
Interpretation of Plan.  The Committee shall have the authority to administer the Plan, to conclusively make all determinations under the Plan and to interpret the Plan.  Any such determinations or interpretations made by the Committee shall be binding on all persons.

7.	Governing Law. The Plan shall be governed by the laws of Bermuda.

8.
No Guarantee of Continued Employment.  Nothing in the Plan shall interfere with, or limit in any way, the right of the Company or any of its subsidiaries to terminate any employee’s employment at any time, nor shall it confer upon any Participant any right to continue in the employ of the Company or any of its subsidiaries.  For purposes of the Plan, temporary absence from employment because of illness, vacation, approved leaves of absence and transfers of employment among the Company and its subsidiaries shall not be considered to terminate an employee’s employment.

9.
Successors.  All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

10.	Amendment and Termination. This Plan may be amended or terminated at any time by the Committee.